SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

      Filed by the registrant X

      Filed by a party other than the registrant ☐

      Check the appropriate box:

      X Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      ☐ Definitive proxy statement

      ☐ Definitive additional materials

      ☐ Soliciting material pursuant to § 240.14a-12

Meadowbrook Insurance Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      X No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

      ☐ Fee paid previously with preliminary materials.

      ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
THE FIRST PROPOSAL ON WHICH YOU ARE VOTING THE ELECTION OF THREE DIRECTORS
INFORMATION ABOUT THE NOMINEES, THE INCUMBENT DIRECTORS AND OTHER EXECUTIVE OFFICERS
COMMITTEES AND MEETINGS OF DIRECTORS
REPORT OF THE AUDIT AND FINANCE COMMITTEE
COMPENSATION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS WITH MANAGEMENT
EXECUTIVE COMPENSATION
EMPLOYMENT CONTRACTS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
THE SECOND PROPOSAL ON WHICH YOU ARE VOTING RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
AUDIT FEES
FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
ALL OTHER FEES
AUDITOR INDEPENDENCE
THE THIRD PROPOSAL ON WHICH YOU ARE VOTING -- PROPOSAL TO AMEND MEADOWBROOK INSURANCE GROUP, INC.’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY FROM 30,000,000 TO 50,000,000.
THE FOURTH PROPOSAL ON WHICH YOU ARE VOTING PROPOSAL TO APPROVE THE MEADOWBROOK INSURANCE GROUP, INC.
OTHER MATTERS
Preliminary Proxy Statement

MEADOWBROOK INSURANCE GROUP, INC.

26600 Telegraph Road

Southfield, Michigan 48034
(248) 358-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: May 1, 2002
Time: 2:00 p.m., Eastern Daylight Savings Time

Place:	Temple Beth El 7400 Telegraph Road Bloomfield Hills, Michigan 48301 (located on the northwest corner of 14 Mile Road and Telegraph Road)

      We invite you to attend the Meadowbrook Insurance Group, Inc. Annual Meeting of Stockholders to:

1.	Elect three directors for a three-year term expiring in 2005 or until the election and qualification of their successors;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants;

3.	Vote upon a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 50,000,000;

4.	Vote upon the adoption of the Meadowbrook Insurance Group, Inc. 2002 Stock Option Plan; and

5.	Transact any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

      The record date for the Annual Meeting is March 22, 2002. Only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting. This Notice was mailed only to those stockholders.

      A proxy statement follows in this booklet and a proxy card and the Company’s 2001 Annual Report are enclosed. Whether you plan to attend the meeting or not, whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael G. Costello
Secretary

Southfield, Michigan

Dated: April 12, 2002

IF YOU DO NOT EXPECT TO ATTEND THE MEETING

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD
AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

MEADOWBROOK INSURANCE GROUP, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS

1. Q:	What is a proxy?

A: A proxy is a procedure which enables you, as a stockholder, to authorize someone else to cast your vote for you. The Board of Directors of Meadowbrook Insurance Group, Inc. (the “Company”) is soliciting your proxy, and asking you to authorize Robert S. Cubbin, the President and Chief Operating Officer of the Company; Joseph C. Henry, the Executive Vice President of the Company or Michael G. Costello, the Senior Vice President, General Counsel and Secretary of the Company, to cast your vote for you at the 2002 Annual Meeting. You may, of course, cast your vote in person or abstain from voting, if you so choose. The term proxy is also used to refer to the person who is authorized by you to vote for you.

2. Q:	What are a proxy statement and a proxy card?

A: A proxy statement is the document the United States Securities and Exchange Commission (the “SEC”) requires to explain the matters on which you are asked to vote. A proxy card is the form by which you may authorize someone else, in this case Mr. Cubbin, Mr. Henry or Mr. Costello, to cast your vote for you. This Proxy Statement and the proxy card with respect to the Company’s 2002 Annual Meeting were mailed on or about April 12, 2002 to all stockholders entitled to vote at the Annual Meeting.

3. Q:	Who is entitled to vote?

A: Only holders of shares of the Company’s common stock at the close of business on March 22, 2002 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder of record has one vote for each share of common stock on each matter presented for a vote.

4. Q:	What will I vote on at the Annual Meeting?

A: At the Annual Meeting, stockholders will vote to:

(i)	Elect three directors for a three-year term expiring in 2005 or until the election and qualification of their successors.

(ii)	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants.

(iii)	Vote upon a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 50,000,000.

(iv)	Vote upon the adoption of the Meadowbrook Insurance Group, Inc. 2002 Stock Option Plan.

(v)	Transact any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

5. Q:	How does the Board of Directors recommend I vote on the proposals?

A: The Board of Directors recommends a vote FOR each proposal.

6. Q:	How can I vote?

A: You can vote in person or by proxy. To vote by proxy, complete, sign, date and return the enclosed proxy card in the enclosed envelope. If you returned your signed proxy card to the Company before the Annual Meeting, the persons named as proxies on the card will vote your shares as you direct. Shares represented by proxies which are marked “WITHHELD” to vote for all three nominees for director, or for any individual nominee(s) for election as director(s) and which are not otherwise marked “FOR” the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies which are marked “ABSTAIN” on the proposals to ratify the appointment of PricewaterhouseCoopers LLP, to amend the Articles of Incorporation to increase the number of authorized shares of common stock, and to approve the adoption of the 2002 Stock Option Plan will not be counted in determining whether the requisite vote has been received for such proposal. IF YOU WISH TO VOTE IN THE MANNER THE BOARD OF DIRECTORS RECOMMENDS, IT IS NOT NECESSARY TO SPECIFY YOUR CHOICE ON THE PROXY CARD. SIMPLY SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE. You may revoke a proxy at any time before the proxy is voted by:

(i)	Providing written notice of revocation to the Secretary of the Company at the address shown on the Notice of Annual Meeting of Stockholders on the first page of this booklet;

(ii)	Submitting another proxy that is properly signed and dated later; or

(iii)	Voting in person at the meeting (but only if the shares are registered in the Company’s records in your name and not in the name of a broker, dealer, bank or other third party).

7. Q:	Is my vote confidential?

A: Yes, your vote is confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the votes have access to your proxy card. All comments received will be forwarded to management on an anonymous basis unless, of course, you ask that your name be disclosed.

8. Q:	What is a quorum?

A: There were 8,512,194 shares of the Company’s common stock outstanding on the Record Date. A majority of the outstanding shares, or 4,256,098 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting. Abstentions and broker non-votes are counted as votes present. A broker non-vote is a proxy a broker submits that does not indicate a vote for the proposal because the broker does not have discretionary voting authority and the broker did not receive instructions as to how to vote on the proposal.

9. Q:	How does voting work?

A: If a quorum exists at the Annual Meeting, a plurality vote, being the greatest number, of the shares voted, although not a majority, is required to elect the three nominees for director. The three nominees receiving the highest number of votes will be elected. If a quorum is present, the affirmative vote by the holders of a majority of the shares present, or represented by proxy, is required to ratify the reappointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the year ending December 31, 2002 and to approve the 2002 Stock Option Plan. The affirmative vote by the holders of a majority of all of the outstanding shares entitled to vote, however, is required to approve the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock. Broker non-votes are excluded for each of these purposes. Therefore, while a broker non-vote will have no effect on the proposals to elect the three nominees for director, to ratify the reappointment of PricewaterhouseCoopers LLP as the independent accountants and to approve the 2002 Stock Option Plan, a broker non-vote has the effect of a vote against the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock.

The Company will vote properly executed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify instructions, the shares represented by proxies will be voted FOR the nominees for director, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants, FOR the proposal to amend the Articles of Incorporation to increase the number of authorized shares of common stock, and FOR the approval of the 2002 Stock Option Plan. No other proposals are currently scheduled to be presented at the meeting.

10. Q:	Who pays for the costs of the Annual Meeting?

A: The Company pays the cost of preparing and printing the Proxy Statement and the proxy card, and soliciting proxies. The Company will solicit proxies primarily by mail, but also may solicit proxies personally and by telephone, facsimile or other means. Officers and regular employees of the Company and its subsidiaries also may solicit proxies, but will receive no additional compensation for doing so, nor will their efforts result in more than a minimal cost to the Company. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation material to beneficial owners of the Company’s common stock.

11. Q:	When are stockholder proposals for the 2003 Annual Meeting due?

A: All stockholder proposals to be considered for inclusion in next year’s proxy statement under SEC Rule 14a-8 must be submitted in writing to the Secretary of the Company at the address shown on the Notice of Annual Meeting of Stockholders on the first page of this booklet, by December 13, 2002.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on February 26, 2003 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on February 26, 2003.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

THE FIRST PROPOSAL ON WHICH YOU ARE VOTING
THE ELECTION OF THREE DIRECTORS

      The Company’s Board of Directors is divided into three classes with each class of directors elected to a three-year term of office. At each annual meeting of stockholders, stockholders elect one class of directors for a three-year term to succeed the class of directors whose term of office expires at that meeting.

      This year you are voting on three candidates for director. The Company’s Board of Directors has nominated Robert H. Naftaly, Robert W. Sturgis and Bruce E. Thal as directors with terms expiring in 2005. Each nominee currently serves as a director and has consented to his nomination and has agreed to serve as a director, if elected.

      If any of the nominees is unable to stand for election, the Company may vote the shares to elect a substitute nominee or the number of directors to be elected at the Annual Meeting may be reduced.

      The Company’s Board of Directors recommends a vote FOR each of the nominees.

INFORMATION ABOUT THE NOMINEES, THE INCUMBENT DIRECTORS AND
OTHER EXECUTIVE OFFICERS

      The following is information about the nominees for election as a director, each of the directors whose term of office will continue after the meeting, and the other individuals who are executive officers of the Company.

Nominees For Director — For Terms Expiring in 2005

      Robert H. Naftaly, age 64, was appointed as a Director of the Company in February 2002. Mr. Naftaly is retired as President and Chief Executive Officer of PPOM, an independent operating subsidiary of Blue Cross Blue Shield of Michigan (“BCBSM”) and as Executive Vice President and Chief Operating Officer of BCBSM. Previously, Mr. Naftaly served as Vice President and General Auditor of Detroit Edison Company and was the Director of the Department of Management and Budget for the State of Michigan. He was a managing partner and founder of Geller, Naftaly, Herbach & Shapiro, a certified public accounting firm. He is a member of the Audit and Finance and Compensation Committees of the Board of Directors of the Company.

      Robert W. Sturgis, age 60 and a Director of the Company since 2000, is a retired director and Principal of Tillinghast-Towers Perrin, a global management and actuarial consulting firm. He is a member of the Audit and Finance Committee of the Board of Directors of the Company.

      Bruce E. Thal, age 70 and a Director since 1995, is a retired partner of Deloitte & Touche L.L.P., a public accounting firm. Mr. Thal is Chairman of the Audit and Finance Committee and a member of the Investment and the Mergers and Acquisition Committees of the Board of Directors of the Company.

Incumbent Directors — Terms Expiring in 2003

      Robert S. Cubbin, age 44 and a Director since 1995, was appointed as President and Chief Operating Officer of the Company in February, 1999. From 1996 until his appointment as President and Chief Operating Officer in February, 1999, Mr. Cubbin was a member of the Office of the President of the Company. In 1999, Mr. Cubbin was appointed Chairman of the Board of Directors of the following subsidiaries of the Company: Star Insurance Company (“Star”), a property and casualty insurance company; Savers Property and Casualty Insurance Company (“Savers”), a property and casualty insurance company; Williamsburg National Insurance Company (“Williamsburg”), a property and casualty insurance company and Ameritrust Insurance Corporation (“Ameritrust”), a workers compensation insurance carrier. Mr. Cubbin is the President of Meadowbrook, Inc. (“Meadowbrook”), an insurance agency and risk management subsidiary of the Company. He joined the Company in 1987, as Vice President and General Counsel. Prior to joining the Company, Mr. Cubbin was an attorney with Plunkett & Cooney, P.C., a Michigan law firm specializing in insurance law.

      Joseph C. Henry, age 49 and a Director since 1995, was appointed Executive Vice President of the Company in 1999 and is also currently serving as interim Chief Financial Officer. From 1996 until his appointment as Executive Vice President in 1999, Mr. Henry was a member of the Office of the President of the Company. In 1996, Mr. Henry was appointed as President and a Director of Star. Mr. Henry also serves as Chief Executive Officer and a Director of Savers, Williamsburg and Ameritrust. Also, Mr. Henry serves as Executive Vice President and Director of Meadowbrook. He joined the Company in 1993, as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Henry served as Vice President and Chief Financial Officer of the Hanover Insurance Companies from 1987 until 1993. Prior to 1987, Mr. Henry was a partner at KPMG Peat Marwick, L.L.P. Mr. Henry is a member of the Investment Committee of the Board of Directors of the Company.

      Hugh W. Greenberg, age 71 and a Director since 1985, is President of Detroit Gauge & Tool Company, a designer and manufacturer of precision tools and special machinery. Mr. Greenberg is Chairman of the Compensation Committee and a member of the Audit and Finance Committee of the Board of Directors of the Company.

      Florine Mark, a Director since 1996, is President and Chief Executive Officer of The WW Group, Inc., the largest franchisee of Weight Watchers International.

      Irvin F. Swider, Sr., age 74 and a Director since 1990, is owner, President and Chief Executive Officer of Future Products Tool Corporation, and Metal Punch, Inc., which are both manufacturers of precision tooling. Mr. Swider has owned these companies since 1963.

Incumbent Directors — Terms Expiring in 2004

      Merton J. Segal, age 73 and a Director since 1985, is Founder, Chairman and Chief Executive Officer of the Company. Mr. Segal is a member of the Investment and the Merger and Acquisition Committees of the Board of Directors of the Company. In addition, Mr. Segal is a Director of the following subsidiaries of the Company: Star, Savers, Williamsburg, Ameritrust and Meadowbrook. Mr. Segal is a member of the Investment and the Mergers and Acquisitions Committees of the Board of Directors of the Company.

      David K. Page, age 68 and a Director since 2000, is a Partner in the Detroit, Michigan law firm of Honigman Miller Schwartz & Cohn. Mr. Page is Chairman of the Investment Committee and a member of the Audit and Finance Committee of the Board of Directors of the Company.

      Joseph S. Dresner, age 76 and a Director since 1985, is Chairman of the Highland Companies, a Detroit-area-based developer and manager of commercial, industrial and residential properties. Mr. Dresner is a member of the Investment, Mergers and Acquisition and the Audit and Finance Committees of the Board of Directors of the Company

      Herbert Tyner, age 71 and a Director since 1985, is Chief Executive Officer of Hartman & Tyner, Inc., a Detroit-based real estate developer with land, apartment developments and other real estate holdings in Michigan and Florida. Mr. Tyner is a member of the Compensation Committee of the Board of Directors of the Company.

Other Executive Officers

      The following is information about the Company’s executive officers not referred to above:

      Michael G. Costello, age 40, was appointed as Vice President and General Counsel of the Company, Star, Savers and Meadowbrook in 1996. In 1999, Mr. Costello was appointed Senior Vice President, General Counsel and Secretary of the Company, Star, Savers, Ameritrust, Williamsburg and Meadowbrook. He joined the Company in 1993 as Vice President and Assistant General Counsel. Mr. Costello was formerly a Shareholder with Plunkett & Cooney, P.C., a Michigan law firm specializing in insurance law.

      Kenn R. Allen, age 53, was appointed President of Meadowbrook Insurance Group’s Agency division in 1987. He is a Member of the Board of Directors of Star, Savers, Ameritrust, Williamsburg and Meadowbrook. Prior to joining the Company, he was a Divisional Senior Vice President of Acordia, formerly known as Republic Hogg Robinson/Penn General Services, where he held a variety of positions from 1975 to 1986.

COMMITTEES AND MEETINGS OF DIRECTORS

      The Board of Directors has established an Audit and Finance Committee, Investment Committee, Compensation Committee and Mergers and Acquisitions Committee.

      The Audit and Finance Committee members during 2001 were Joseph S. Dresner, David K. Page, Bruce E. Thal, Robert W. Sturgis and Hugh W. Greenberg. Mr. Robert H. Naftaly became a member of the Audit and Finance Committee upon his appointment to the Board in February 2002. The Company’s Board of Directors has adopted a written charter for the Audit and Finance Committee, which was included as an exhibit to the Company’s Proxy Statement for the 2001 Annual Meeting of Stockholders. The members of the Audit and Finance Committee meet the independence and experience requirements of the New York Stock Exchange. The Audit and Finance Committee reviews the services provided by the Company’s independent accountants, consults with the accountants and reviews the need and adequacy of internal auditing procedures and the adequacy of internal controls. In addition to the above responsibilities, the Audit and Finance Committee also reviews the Company’s banking relationships, finance and capital strategy. The Audit and Finance Committee met six times during 2001. Please refer to the Audit and Finance Committee Report below for details of the Committee’s proceedings.

      The Investment Committee members are Joseph S. Dresner, Joseph C. Henry, David K. Page Merton J. Segal and Bruce E. Thal. The Investment Committee reviews and approves investment transactions of the Company and its insurance company subsidiaries, reviews investment performance and establishes and monitors adherence to the Company’s Investment Policy Guidelines. The Investment Committee met four times during 2001.

      The Compensation Committee members are Hugh W. Greenberg and Herbert Tyner. Mr. Robert H. Naftaly became a member of the Compensation Committee upon his appointment to the Board in February 2002. The Compensation Committee determines executive compensation and long-term incentive compensation awards. The Compensation Committee met three times during 2001. Please refer to the Compensation Committee Report below for details of the Committee’s proceedings during 2001.

      The Mergers and Acquisitions Committee members are Joseph S. Dresner, Merton J. Segal and Bruce E. Thal. The Mergers and Acquisitions Committee was formed to review, analyze and approve acquisitions of companies that may fit the strategic needs of the Company. The Mergers and Acquisitions Committee did not meet in 2001.

      The Company does not have a Nominating Committee.

      The Board of Directors met nineteen times during 2001. Committees of the Board held thirteen additional meetings during 2001. During 2001, except as noted, each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board on which he/she served. Florine Mark attended 13 of the 19 meetings of the Board of Directors. Robert W. Sturgis attended 12 of the 26 meetings of the Board and Committees on which he serves. Irvin F. Swider attended 12 of the 19 meetings of the Board.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

      During the year 2001, at each of its meetings, the Audit and Finance Committee met with the members of the Company’s financial management team. The Company’s independent auditors attended four of the six meetings. The Committee’s agenda is established by the Chairman of the Committee in conformance with the Committee’s Charter. The Committee had private sessions with the Company’s independent auditors at which candid discussions of financial management, accounting and internal control issues occurred.

      The Committee recommended to the Board of Directors the engagement of PricewaterhouseCoopers LLP as the Company’s independent auditors and reviewed with the Company’s financial management and the independent auditors overall audit scopes and plans, the results of audit examinations, evaluations by the auditors of the Company’s internal controls and the quality of the Company’s financial reporting.

      Management has reviewed the audited financial statements in the Annual Report with the Audit and Finance Committee, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit and Finance Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and auditors their general preference for conservative policies when a range of accounting options is available.

      In its meetings with representatives of the independent auditors, the Committee asks them to address, and discusses their responses to several questions that the Committee believes are particularly relevant to its oversight. These questions include:

•	Based on the auditor’s experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles, and SEC disclosure requirements?

•	Based on the auditor’s experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

      The Committee believes that, by thus focusing its discussions with the independent auditors, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

      The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standard Board Standard No. 1 (independence discussions with audit committees). The Committee considered with the auditors, whether the provision of non-audit services provided by them to the Company during 2001, was compatible with the auditor’s independence. The Committee also reviewed the quarter and year-end reports and analysis of the Company’s actuarial firm.

      In performing all of these functions, the Audit and Finance Committee acts only in an oversight capacity. While the Committee conducts its reviews prior to the Company’s public announcements of financial results, in its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

      In reliance on these reviews and discussions, and the report of the independent auditors, the Audit and Finance Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

The Audit and Finance Committee

Bruce E. Thal, Chairman
Joseph S. Dresner
Hugh W.Greenberg
David K. Page
Robert W. Sturgis
Robert H. Naftaly

COMPENSATION OF DIRECTORS

      Directors who are not employees of the Company receive a director’s fee of $5,000 per year and $400 for each Board or Committee meeting attended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of the Record Date the beneficial ownership of the Company’s Common Stock by: (i) each person known by the Company to beneficially own five percent or more of such shares, (ii) each nominee and incumbent director, (iii) each person named in the Summary Compensation Table under “Executive Compensation” on page 10 of this Proxy Statement, and (iv) all nominees and incumbent directors and Executive Officers as a group, together with their respective percentage ownership of the outstanding shares. Unless otherwise indicated, each individual has sole investment and voting power with respect to such shares.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)		of Class

Directors and Executive Officers
Merton J. Segal (Executive Officer and Director)	3,150,670	(2,3)	34.7%
Robert S. Cubbin (Executive Officer and Director)	158,711	(4)	1.7
Joseph C. Henry (Executive Officer and Director)	213,942	(5)	2.4
Michael G. Costello (Executive Officer)	83,357	(6)	*
Kenn R. Allen (Executive Officer)	101,724	(7)	1.1
Joseph S. Dresner (Director)	108,188		1.2
Hugh W. Greenberg (Director)	109,013	(8)	1.2
Florine Mark (Director)	1,000	(9)	*
Robert H. Naftaly (Director)	2,000		*
David K. Page (Director)	20,000		*
Robert W. Sturgis (Director)	8,300		*
Irvin F. Swider, Sr. (Director)	507,397	(10)	5.6
Bruce E. Thal (Director)	14,000	(11)	*
Herbert Tyner (Director)	156,377	(12)	1.7
All Directors and Executive Officers as a group (14 Persons)	4,634,679		51.0%
5% Beneficial Owners (excluding Directors and Executive Officers)
Dimensional Fund Advisors Inc.	706,500	(13)	7.8
All Directors, Executive Officers and 5% Beneficial Owners	5,341,179		58.8%

*	Less than 1%.

(1)	Includes shares subject to options exercisable within 60 days of the Record Date.

(2)	Address is 26600 Telegraph Road, Southfield, Michigan 48034.

(3)	Includes 21,504 shares held by a family trust established by Mr. Segal. Also, includes 10,140 shares held by Mr. Segal’s spouse. Also, includes 112,000 shares, subject to currently exercisable options.

(4)	Includes 91,243 shares, subject to currently exercisable options.

(5)	Includes 5,543 shares held by a Revocable Trust established by Mr. Henry. Mr. Henry may be deemed to share beneficial ownership of these shares. Also, includes 213,598 shares subject to currently exercisable options.

(6)	Includes 82,798 shares, subject to currently exercisable options.

(7)	Includes 74,808 shares, subject to currently exercisable options.

(8)	Includes 66,526 shares held by a Family Trust established by Mr. Greenberg. Also, includes 42,487 shares held by Detroit Gauge & Tool Company (“DGT”) of which Mr. Greenberg is President and a greater than 10% stockholder. Mr. Greenberg may be deemed to share beneficial ownership of the shares held by the Trust and by DGT.

(9)	Includes 1,000 shares held in trust by Ms. Mark.

(10)	Includes 318,320 shares held by a Revocable Trust established by Mr. Swider. Also, includes 51,077 shares held by Future Products Tool Corp. (“FPTC”) of which Mr. Swider is President and sole stockholder. Mr. Swider may be deemed to share beneficial ownership of the FPTC shares. Mr. Swider’s business address is Future Products Tool Corporation, 855 N. Rochester Road, Clawson, Michigan 48017.

(11)	Includes 6,000 shares held in trust by Mr. Thal’s spouse and 6,000 shares held in trust by Mr. Thal. Also includes 2,000 shares held in trust by Mr. Thal’s grandnephews. Mr. Thal may be deemed to share beneficial ownership in these shares held by his grandnephews, because he has voting power over these shares.

(12)	Includes 156,377 shares held by Hartman & Tyner, Inc. Mr. Tyner is President and greater than 10% stockholder of Hartman & Tyner, Inc. Mr. Tyner may be deemed to share beneficial ownership of these shares.

(13)	Address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Based on a Schedule 13G filed with the Securities Exchange Commission dated February 12, 2002, Dimensional Fund Advisors Inc., held sole voting power of 706,500 shares and sole dispositive power of 706,500 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC no later than specified deadlines. During 2001, all of the required reports were filed within the deadlines specified. In making this disclosure, the Company relies on the Directors’ and Executive Officers’ written representations and a review of copies of the reports filed with the SEC.

CERTAIN TRANSACTIONS WITH MANAGEMENT

      At December 31, 2001, and 2000 respectively, the Company held an $824,238 and a $772,316 Demand Note receivable, including $163,449 of accrued interest, at December 31, 2001 and $111,527 of accrued interest at December 31, 2000, from Robert S. Cubbin and Kathleen D. Cubbin. This Demand Note arose from a transaction in late 1998 whereby the Company loaned Robert S. Cubbin and Kathleen D. Cubbin funds to exercise 64,718 common stock options to cover the exercise price and associated tax withholdings. The Demand Note bears interest at 7.75%. The Demand Note is due on demand on or after January 1, 2002. The loan is secured by 64,718 shares of the Company’s common stock, pursuant to a Stock Pledge Agreement.

      Effective on June 1, 2001, in accordance with the terms of an employment agreement entered into by the Company with Mr. Cubbin, the Demand Note between the Company and Mr. and Mrs. Cubbin was deemed a non-recourse loan with the Company’s sole remedy in the event of a default, being the right to reclaim the shares of the Company stock that were pledged as collateral. (See, “EMPLOYMENT CONTRACTS — Robert S. Cubbin Employment Agreement” on page 12).

EXECUTIVE COMPENSATION

      The following table sets forth information for the fiscal years ended December 31, 2001, 2000, and 1999 concerning the compensation of the Company’s Chief Executive Officer and Company’s four most highly compensated Executive Officers, other than the Chief Executive Officer, whose total annual salary and bonus exceeded $100,000 and includes all compensation paid to such officers:

Summary Compensation Table for Years Ended December 31, 2001, 2000, and 1999

				Long Term
				Compensation Awards

		Annual Compensation		Restricted	Securities
Name and				Stock	Underlying	All Other
Principal Position	Year	Salary($)	Bonus($)	Awards($)	Options(#)	Compensation($)(1)

Merton J. Segal	2001	456,000	—	—	80,000	4,200
Chairman, Chief Executive Officer	2000	456,000	—	—	80,000	4,200
and Director	1999	480,000	—	—	40,000	4,000
Robert S. Cubbin	2001	350,000	—	—	50,000	4,200
President, Chief Operating Officer	2000	314,650	—	—	50,000	4,200
and Director	1999	295,000	—	—	25,000	4,000
Joseph C. Henry	2001	303,850	16,800	—	35,000	4,200
Executive Vice President	2000	288,125	—	—	35,000	4,200
and Director	1999	295,000	—	—	25,000	4,000
Michael G. Costello	2001	206,623	22,059	—	35,000	4,200
Senior Vice President, General	2000	196,594	—	—	35,000	4,200
Counsel and Secretary	1999	180,000	15,000	—	7,500	4,000
Kenn R. Allen	2001	200,000	10,500	—	20,000	4,200
President — Meadowbrook	2000	171,000	—	—	15,000	4,200
Insurance Agency	1999	160,500	49,721	—	4,500	4,000
Jeffrey H. Koenig(2)	2001	240,944	—	—	35,000	408,308	(3)
Executive Vice President and
Chief Financial Officer

(1)	Amount contributed to the Officer’s account under the Company’s 401(k) and Profit-Sharing Plans except as otherwise noted.

(2)	Mr. Koenig resigned from his position effective November 8, 2001.

(3)	This amount relates to severance and relocation expenses, in addition to those noted in (1) above.

      The following table sets forth information concerning 2001 grants of stock options made by the Company, under the 1995 Stock Option Plan, during the fiscal year ended December 31, 2001 to the following Executive Officers:

Options Grants for Year Ended December 31, 2001

		Percent of			Potential Realizable Value
		Total Options			At Assumed Annual Rates of
	Number of	Granted to			Stock Price Appreciation for
	Securities	Employees in			Option Term
	Underlying Options	Year Ended	Exercise	Expiration
Name	Granted (#)	12/31/01	Price ($/sh)	Date	5% ($)(C)	10% ($)(C)

Merton J. Segal	80,000(A)	12.6%	6.5063	01/01/06	144,296	318,696
Robert S. Cubbin	50,000(A)	7.9%	6.5063	01/01/06	90,185	199,185
Joseph C. Henry	35,000(A)	5.5%	6.5063	01/01/06	63,129	139,429
Michael G. Costello	35,000(A)	5.5%	6.5063	01/01/06	63,129	139,429
Kenn R. Allen	20,000(A)	3.1%	6.5063	01/01/06	36,074	79,674
Jeffrey H. Koenig(B)	35,000(A)	5.5%	6.5063	01/01/06	63,129	139,429

(A)	Options are exercisable in 20% increments, each year, beginning January 1, 2001.

(B)	Mr. Koenig’s options were forfeited effective November 8, 2001.

(C)	In calculating the potential realizable values, the Company used the average stock price for the ten day period prior to the date of grant for the fair market value of the Company Common Stock per share. The dollar amounts under these columns assume a compounded annual market price increase of the underlying shares of the Common Stock from the date of grant to the end of the option term of 5% and 10%. This format is prescribed by the Securities and Exchange Commission and is not intended to forecast future appreciation of shares of the Common Stock. The actual value, if any, an executive may realize will depend on the excess of the price for shares of the Common Stock on the date the option is exercised over the exercise price. Accordingly, there is no assurance that the value realized by an executive will be at or near the value estimated above.

Options Value Table

      The following table sets forth information concerning exercises and fiscal year end values of Company stock options during the fiscal year ended December 31, 2001 by the following Executive Officers:

Aggregated Option Exercises and Fiscal Year End Option Values for

Year Ended December 31, 2001

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money Options at
	Acquired on	Value	Options at December 31, 2001	December 31, 2001
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable($)*

Merton J. Segal	—	—	72,000/128,000	—/—
Robert S. Cubbin	—	—	64,278/105,355	—/—
Joseph C. Henry	—	—	169,697/132,356	—/—
Michael G. Costello	—	—	62,704/68,228	—/—
Kenn R. Allen	—	—	64,345/34,782	—/—

*	Fair market value based on the closing price of the Company’s Common Stock on December 31, 2001 of $1.99

Meadowbrook Insurance Group, Inc. 1995 Stock Option Plan

      The Meadowbrook Insurance Group, Inc. 1995 Stock Option Plan (the “Plan”) is intended to further the interests of the Company and its stockholders by attracting, retaining and motivating associates. The Plan provides for the grant of stock options (which may be nonqualified options or incentive stock options for tax purposes).

      The aggregate number of shares of Common Stock which may be issued under the Plan is 2,000,000. Options issued under the Plan which expire unexercised will again become available for grant under the Plan. Cash exercises of stock appreciation rights and cash supplemental payments will not count against this limit. Lapsed, forfeited or canceled awards will also not count against this limit. The maximum number of shares of Common Stock which may be issued under the Plan to any single individual is 800,000. As of the Record Date, 1,861,108 of the Options provided for in the 1995 Plan are outstanding or have been exercised.

Stock Options

      The Compensation Committee is authorized to determine the terms and conditions of all option grants, subject to the limitations that the option price per share may not be less than the fair market value of a share of Common Stock on the date of grant and the term of an option may not be longer than ten years. Payment of the option price may be made in any manner specified by the Compensation Committee (which may include payment in cash or Common Stock or by “cashless exercise”).

EMPLOYMENT CONTRACTS

Merton J. Segal Employment Agreement

      The Company has entered into an employment agreement with Mr. Segal effective June 1, 2001 through December 31, 2004. After December 31, 2004, the employment agreement automatically renews for successive one-year periods unless notice is provided by the Company on or before June 30 of the previous year. Mr. Segal’s employment may also be terminated as a result of death, retirement, total disability, mutual agreement, or for cause.

      Mr. Segal’s employment agreement provides for (a) a base salary of not less than $38,000 per month, (b) a discretionary bonus targeted at 40 percent of his base salary (at the sole discretion of the Company) upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, and (c) participation in Company stock option plans. Mr. Segal’s employment agreement provides for a severance benefit equal to 18 months of his base salary in the event his employment is terminated without cause or as a result of a change in control.

      “Cause” is generally defined to include (i) a failure by Mr. Segal to obey the reasonable and lawful orders of the Board of Directors; (ii) misconduct by Mr. Segal that is materially injurious to the Company; or (iii) dishonest activities injurious to the Company. If Mr. Segal’s employment is terminated for Cause, he is not entitled to any severance payment. “Change in Control” is defined as any purchaser acquiring 50% or more of the outstanding shares of the Company.

Robert S. Cubbin Employment Agreement

      The Company has entered into an employment agreement with Mr. Cubbin effective June 1, 2001 through December 31, 2004. After December 31, 2004, the employment agreement automatically renews for successive one-year periods unless notice is provided by the Company on or before June 30 of the previous year. Mr. Cubbin’s employment may also be terminated as a result of death, retirement, total disability, mutual agreement, or for cause. If Mr. Cubbin’s employment is terminated for Cause, he is not entitled to any severance payment, he forfeits all of the shares subject to a pledge agreement with the Company, but the Demand Note he has with the Company is cancelled and deemed paid in full. (See “CERTAIN TRANSACTIONS WITH MANAGEMENT” on page 10).

      Mr. Cubbin’s employment agreement provides for (a) a base salary of not less than $29,166 per month, (b) a discretionary bonus targeted at 40 percent of his base salary (at the sole discretion of the Company) upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, and (c) participation in Company stock option plans. Mr. Cubbin’s employment agreement provides for a severance benefit equal to 18 months of his base salary in the event his employment is terminated without cause or as a result of a change in control. Mr. Cubbin is also entitled to a bonus that is the equivalent of the value of stock rights equal to five percent of the value of the Company immediately prior to the change in control minus the value of all owned shares and vested options of Mr. Cubbin. The Demand Note is also deemed cancelled and paid in full in the event of a change in control and Mr. Cubbin is entitled to retain his shares of Company stock subject to the pledge or to sell such shares back to the Company at the then current market price or their book value, whichever is greater.

      “Cause” is generally defined to include (i) a failure by Mr. Cubbin to obey the reasonable and lawful orders of the Board of Directors; (ii) misconduct by Mr. Cubbin that is materially injurious to the Company; or (iii) dishonest activities injurious to the Company. “Change in Control” is defined as any purchaser acquiring 50% or more of the outstanding shares of the Company.

      In addition to the foregoing, effective on June 1, 2001, the Demand Note between the Company and Mr. and Mrs. Cubbin was deemed a non-recourse loan with the Company’s sole remedy in the event of a default being the reclamation of the shares of the Company that were pledged as collateral.

      In the event that Mr. Cubbin voluntarily terminated employment during the employment term, the Company could demand full repayment of the Note. In the event that the Note was not paid by Mr. Cubbin, the Company has the legal right to reclaim the shares of the Company stock pledged pursuant to the Pledge Agreement.

Joseph C. Henry Employment Agreement

      The Company has entered into an employment agreement with Mr. Henry effective September 17, 2001 through December 31, 2003. After December 31, 2003, the employment agreement automatically renews for successive one-year periods unless notice is provided by the Company on or before June 30 of the previous year. Mr. Henry’s employment may also be terminated as a result of death, retirement, total disability, mutual agreement, or for cause.

      Mr. Henry’s employment agreement provides for (a) a base salary of not less than $24,583.33 per month, (b) a discretionary bonus targeted at 40 percent of his base salary (at the sole discretion of the Company) upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, and (c) participation in Company stock option plans. Mr. Henry’s employment agreement provides for a severance benefit equal to 18 months of his base salary in the event his employment is terminated without cause or as a result of a change in control.

      “Cause” is generally defined to include (i) a failure by Mr. Henry to obey the reasonable and lawful orders of the Board of Directors; (ii) misconduct by Mr. Henry that is materially injurious to the Company; or (iii) dishonest activities injurious to the Company. If Mr. Henry’s employment is terminated for Cause, he is not entitled to any severance payment. “Change in Control” is defined as any purchaser acquiring 50% or more of the outstanding shares of the Company.

Michael G. Costello Employment Agreement

      The Company has entered into an employment agreement with Mr. Costello effective June 1, 2001 through December 31, 2003. After December 31, 2003, the employment agreement automatically renews for successive one-year periods unless notice is provided by the Company on or before June 30 of the previous year. Mr. Costello’s employment may also be terminated as a result of death, retirement, total disability, mutual agreement, or for cause.

      Mr. Costello’s employment agreement provides for (a) a base salary of not less than $16,749 per month; and (b) a discretionary bonus targeted at 40 percent of his base salary (at the sole discretion of the Company) upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives. Mr. Costello’s employment agreement provides for a severance benefit equal to 12 months of his base salary in the event his employment is terminated without cause or as a result of a change in control.

      “Cause” is generally defined to include (i) a failure by Mr. Costello to obey the reasonable and lawful orders of the Board of Directors; (ii) misconduct by Mr. Costello that is materially injurious to the Company; or (iii) dishonest activities injurious to the Company. If Mr. Costello’s employment is terminated for Cause, he is not entitled to any severance payment. “Change in Control” is defined as any purchaser acquiring 50% or more of the outstanding shares of the Company.

Jeffrey H. Koenig Severance Arrangement

      The Company has entered into a severance agreement with Mr. Koenig, effective November 9, 2001. Mr. Koenig resigned from his position as Executive Vice President and Chief Financial Officer at that time. The terms of the severance agreement provided that Mr. Koenig was paid $56,000 for relocation and other expenses. Further, Mr. Koenig received a single payment of $280,000, equivalent to twelve months salary. In the event that Mr. Koenig begins other employment, on or before August 8, 2002, a portion of this latter payment will be returned to the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
ON EXECUTIVE COMPENSATION

      On February 28, 2001, the Compensation Committee of the Board of Directors, consisting of two non-employee directors, Hugh W. Greenberg and Herbert Tyner (in consultation with Robert S. Cubbin, the Company’s President and Chief Operating Officer, and Merton J. Segal, the Company’s Chief Executive Officer and Chairman of the Board), reviewed the compensation for certain executive officers of the Company and its subsidiaries named in the summary compensation table, as presented for the Committee’s consideration.

      It is the Company’s policy to offer a compensation package including a competitive salary, an incentive bonus based upon the individual performance goals, and competitive benefits. The Company’s compensation policy for its executive officers is similar to that for other employees, and is designed to promote the attraction and retention of talented management, continued performance and attainment of corporate and personal goals, and to further promote the Company’s success by aligning executive officers’ financial interests with long-term stockholder value.

      The Committee reviews and approves certain executive officer base salaries, annual incentive, bonuses, and stock option grants. The Committee also reviews guidelines for compensation, bonus and stock option grants for employees other than executive officers.

      Compensation consists of three elements for executive officers: base salary, annual incentive bonus and stock options. The criteria for determining an executive officer’s base salary include level of responsibility, corporate performance, personal contribution to the Company’s success, experience, expertise and market data for the Company’s competitors in the industry. The criteria for determining an executive officer’s annual incentive bonus include market analysis, corporate performance, actual achievement of individually established goals, such as, projected growth, revenues and net income, and the attainment of other corporate strategic objectives. The criteria for awarding stock options to executive officers include level of responsibility, expected future contributions, prior option grants, market data for the Company’s competitors in the industry, and actual achievement of individually established goals.

      The Committee reviewed the performance of the Company and the Chief Executive Officer and Chairman of the Board against goals which had previously been established. Based on this review and the Committee’s analysis of the criteria noted above, the Committee decided to make no change to the Chief Executive Officer’s salary which was $457,000 in 2000 and which remained the same in 2001 and awarded him no bonus. The Committee did grant stock options to the Chief Executive Officer and other executives and employees in amounts generally similar to grants in prior years, to provide additional incentives for such persons to enhance the value of the Company’s stock.

      The Committee recommended to the Board and the Board thereafter approved an award of 437,500 options in the aggregate to eligible participants of the Stock Option Plans. The exercise price and terms would be determined by the Board of Directors upon approval by the Shareholders of the Proposed 2002 Stock Option Plan.

The Compensation Committee

Hugh W. Greenberg, Chairman
Robert H. Naftaly
Herbert Tyner

PERFORMANCE GRAPH

      Set forth below is a graph showing changes in the value of $100 invested in the Company’s common stock, the S&P 500 Index and a Peer Group Index for the five-year period commencing on December 31, 1996 through December 31, 2001. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN* AMONG

MEADOWBROOK INSURANCE GROUP, INC., THE S&P 500 INDEX
AND THE SNL $500M-$1B INSURANCE ASSET-SIZE INDEX

PERFORMANCE GRAPH

	Period Ending

	12/31/1996	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001

MEADOWBROOK INSURANCE GROUP, INC.	100.00	124.51	78.88	31.86	40.42	10.16

S&P 500	100.00	133.37	171.44	207.52	188.62	166.22

SNL $500M-$1B Insurance Asset-Size Index	100.00	150.68	135.31	100.93	133.37	140.41

*	The Peer Group consists of SNL $500-$1B Insurance Asset-Size Index. The cumulative total returns of each company have been weighted according to each company’s stock market capitalization as of December 31, 2001. The table includes reinvestment of dividends.

THE SECOND PROPOSAL ON WHICH YOU ARE VOTING
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      Subject to ratification by the stockholders, the Board of Directors has reappointed PricewaterhouseCoopers LLP as independent accountants of the Company for the current year. The affirmative vote of a majority of shares of the Company’s common stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP. Unless you otherwise indicate on your proxy card, your returned proxy will be voted FOR ratification of the reappointment of PricewaterhouseCoopers LLP.

      A representative from PricewaterhouseCoopers LLP will be available at the Annual Meeting to respond to any appropriate questions from stockholders.

AUDIT FEES

      Fees paid to PricewaterhouseCoopers LLP for audit services in connection with the Company’s year-end financial statements and the reviews of the financial statements included in the Company’s Form 10-Qs were $316,000 in 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

      There were no financial information systems design or implementation fees paid to PricewaterhouseCoopers LLP for the year ending December 31, 2001.

ALL OTHER FEES

      All other fees paid to PricewaterhouseCoopers LLP for such period totaled $519,530 including fees for tax review and consultation, due diligence, actuarial opinions and consultation on accounting methods and operations.

AUDITOR INDEPENDENCE

      The Audit Committee of the Board of Directors has considered whether the provision of the services described under the subheadings “Financial Information Systems Design and Implementation Fees” and “All Other Fees” above are compatible with maintaining PricewaterhouseCoopers LLP’s independence and after such consideration the Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the auditor’s independence.

      The Board recommends that you vote FOR the ratification of the appointment of the independent accountants.

THE THIRD PROPOSAL ON WHICH YOU ARE VOTING — PROPOSAL TO AMEND
MEADOWBROOK INSURANCE GROUP, INC.’S ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE
COMPANY FROM 30,000,000 TO 50,000,000.

      The Board of Directors has adopted a resolution to amend Article III of the Company’s Articles of Incorporation to increase the authorized shares of Common Stock from 30,000,000 shares to 50,000,000 shares, thereby increasing the total number of authorized shares of capital stock from 31,000,000 to 51,000,000 (the “Articles Amendment”). To effect the Articles Amendment, Article III of the Articles of Incorporation would be amended and restated to read as follows:

      “The total authorized shares:”

      “Common shares 50,000,000 Preferred shares 1,000,000.”

      “A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:”

      “The holder of each outstanding common share shall have one vote per share with respect to all matters submitted to a vote of shareholders.”

      “The preferred shares shall be issued from time to time in one or more series of such number of shares with such distinctive serial designations and (a) may have such voting powers, full or limited or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and as such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of shares; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of each such series of preferred shares from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby expressly vested in the Board of Directors.”

      “The number of authorized shares of any class of shares of the corporation, including without limitation, the common shares and the preferred shares, may be increased or decreased by the affirmative vote the holders of the majority of the shares of the corporation entitled to vote, without regard to class.”

      At the close of business on March 22, 2002, there were:

•	8,514,194 shares of Common Stock issued and outstanding;

•	1,562,766 shares of Common Stock issuable upon the exercise of outstanding stock options; and

•	150,000 authorized shares of Series A Preferred Stock, issuable pursuant to the Rights Agreement dated September 20, 1999 between the Company and EquiServe Trust Company, N. A., as Rights Agent.

      The increase in the authorized number of shares of Common Stock is proposed to allow the Company, where advantageous, to issue shares of its Common Stock in order to raise additional capital to improve its capital ratios for business and regulatory purposes, in connection with future acquisitions or other business combinations, to provide for the exercise of stock options, or for other corporate purposes. The Company has previously announced its intent to file a registration statement with respect to a public offering of its common stock.

      The Company believes that the number of shares of Common Stock that would be available for issuance following adoption of the Articles Amendment would be sufficient for any purposes foreseeable by the Company at this time. The Company does not currently contemplate that further authorization by a vote of the Company’s stockholders will be solicited prior to the issuance of Common Stock that would be authorized if the Articles Amendment is approved. Other than increasing the number of authorized shares of the Company’s Common Stock, the proposal to increase the authorized shares of Common Stock will not affect the rights, preferences or privileges of the Company’s stockholders.

      The Board of Directors has directed that the Articles Amendment be submitted for stockholder approval. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting will be required for approval of the Articles Amendment. In the absence of approval, the authorized number of shares of Common Stock will remain 30,000,000.

      When a proxy in the form of the proxy enclosed with this proxy statement is returned properly executed, unless marked to the contrary, such proxy will be voted in favor of the increase in authorized shares of Common Stock contemplated by the Articles Amendment.

      The Board recommends that you vote FOR the approval of the proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 50,000,000.

THE FOURTH PROPOSAL ON WHICH YOU ARE VOTING
PROPOSAL TO APPROVE THE MEADOWBROOK INSURANCE GROUP, INC.
2002 STOCK OPTION PLAN

Background

      The Company’s 1995 Stock Option Plan provides that the aggregate number of shares of the Company’s Common Stock that may be issued and outstanding pursuant to the exercise of options under that Plan will not exceed 2,000,000 shares. As of the Record Date, 1,861,108 of the 2,000,000 options provided for in the 1995 Stock Option Plan are outstanding or have been exercised. The Board of Directors approved an award of 437,500 options in the aggregate to eligible participants. The exercise price and terms would be determined by the Board of Directors upon approval of this proposal by the shareholders. Because the Company is approaching the maximum number of allowable options under the 1995 Stock Option Plan, the Board of Directors approved the adoption of the Meadowbrook Insurance Group, Inc. 2002 Stock Option Plan (the “Plan”) on February 13, 2002 (the effective date of the Plan), subject to the approval of the Plan by the stockholders at the Annual Meeting. Stock options may be granted under the Plan on and after the effective date, provided that the stockholders approve the Plan. Awards of incentive stock options may not be granted after February 12, 2012. The discussion which follows is qualified in its entirety by reference to the Plan, a copy of which is attached to the Proxy Statement as Appendix A.

      The aggregate number of shares of the Company’s Common Stock that may be issued and outstanding pursuant to the exercise of options under the Plan (the “Option Pool”) will not exceed 2,000,000 shares. Shares of the Company’s Common Stock which would have been issued pursuant to the exercise of a stock option, but are withheld as payment of the option price may be added back into the Option Pool and reissued. Common shares covered by terminated and expired options may also be added back to the Option Pool. In the event of any change in the outstanding common shares of the Company as a result of a merger, reorganization, stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made to both the terms of the Plan and any awards granted under the Plan which are determined on a per share basis, including, but not limited to, the amount of common shares in the Option Pool, the exercise price, and number of common shares associated with an outstanding option. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of the Company’s Common Stock or securities convertible into or exchangeable for shares of the Company’s Common Stock.

Purpose and Eligibility

      The purpose of the Plan is to advance the interests of the Company and its stockholders by helping the Company and its subsidiaries attract and retain the services of highly qualified directors, employees and officers, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company. The Plan is also established with the objective of encouraging stock ownership by such directors, employees and officers and aligning their interests with those of stockholders

      The objectives of the Plan will be accomplished by the granting of stock option awards to selected directors, key employees and officers. Key employees and officers selected to participate in the Plan may be eligible for the grant of incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”). Directors selected to participate in the Plan may be eligible for the grant of NSOs, but not ISOs unless the director is an employee of the Company.

      Eligible Persons are defined in the Plan to mean employees, officers or directors of the Company or its subsidiaries. Eligible Persons may be granted ISOs or NSOs under the Plan if so selected by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Approximately 570 persons qualify as Eligible Persons at this time. The Committee currently anticipates that up to approximately 110 employees may be awarded stock option grants under the Plan in 2002. With respect to ISOs only, this definition does not include directors who are not also employees of the Company or persons who have been on leave of absence for greater than 90 days, unless re-employment is guaranteed by law or contract.

Administration

      With respect to persons subject to the short-swing profit liability provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), the Board will generally administer the Plan. In all other cases, the Plan shall be administered by the Committee, although the Committee may delegate its powers or duties to employees of the Company or any of its subsidiaries, as it deems appropriate. In addition, the Board is authorized to act in all cases in the place of the Committee. Under the terms of the Plan, the Committee has full and final authority in its discretion: (i) to select and approve the persons to whom options will be granted under the Plan from among the Eligible Persons, including the number of options and the amount of the Company’s Common Stock available for purchase under such option so granted to each person; (ii) to determine the period or periods of time during which options may be exercised or become exercisable, the exercise price and the duration of such options, the date on which options are granted, and any other matters to be determined by the Committee in connection with specific option grants and option agreements as specified under the Plan; and (iii) to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the operation and administration of the Plan. Operation of the Plan is intended to avoid giving rise to any potential short-swing profit liability under Section 16 of the Exchange Act.

Amendment and Termination

      The Committee may amend, and the Board may suspend or discontinue the Plan at any time, provided that: (i) no such action may, without the approval of the stockholders of the Company, materially increase (other than by reason of an adjustment as discussed above) the maximum aggregate number of common shares issuable under the Plan, or increase the maximum total number of common shares issuable to an Eligible Person under the Plan; (ii) no action of the Committee will cause ISOs granted under this Plan not to comply with Section 422 of the Internal Revenue Code of 1986 (the “Code”) unless the Committee specifically declares such action to be made for that purpose; and, (iii) no action of the Committee shall alter or impair any option previously granted or awarded under the Plan without the consent of such affected option holder.

      Each option terminates upon the expiration of the option period specified in the option agreement pursuant to which it is issued. Each option could terminate earlier, however, in the event of the participant’s termination of employment, death, or permanent disability.

Incentive Stock Options and Non-Qualified Stock Options

      The Plan authorizes the grant of both ISOs and NSOs, both of which are exercisable for shares of the Company’s Common Stock. The price that an option holder must pay in order to exercise an option may be stated in terms of a fixed dollar amount, a percentage of fair market value at the time of the grant, or such other method as determined by the Committee in its discretion. In no event shall the option price for an ISO or an NSO be less than the fair market value per share of the Company’s Common Stock on the date of the option grant. In the case of ISOs granted to persons possessing more than 10 percent of the total combined voting power or value of all classes of stock of the Company and/or its subsidiaries, the option price will be no less than 110 percent of the fair market value per share of the Company’s Common Stock on the date of the grant. Provided that the Company’s Common Stock is traded on a national securities exchange, the fair market value shall mean the average of the closing prices reported for the Common Stock on the composite tape for the 10 consecutive trading days immediately preceding the date in question. An option holder may pay all or a portion of the option price, and/or the tax withholding liability, if applicable, by payments in cash, by surrendering common shares already owned, by withholding common shares to be issued under the option being exercised or by obtaining a loan from a broker-dealer to be repaid with the proceeds of the broker-dealer’s sale of shares of Common Stock necessary to repay the loan. To the extent that common shares are withheld as payment for all or a portion of the option price of an ISO or shares of Common Stock are sold in connection with a broker-dealer loan, the withholding or sale of such common shares will be treated as a Disqualifying Disposition, thus subjecting the exercise to immediate tax consequences. See “Certain Federal Income Tax Consequences” below.

      The period during which an option may be exercised shall be determined by the Committee at the time of the option grant and, for ISOs, may not extend more than ten years from the date of the grant, except in the case of ISOs granted to persons possessing more than 10 percent of the total combined voting power or value of all classes of stock of the Company and/or its subsidiaries in which case the option period will not exceed five years from the date of grant.

      To the extent not previously exercised, each ISO and NSO will terminate upon the expiration of the option period specified in the option agreement provided, however that, subject to the discretion of the Committee, each ISO and NSO will terminate, if earlier: (i) 30 days after the date that the option holder ceases to be an Eligible Person for any reason other than death, disability, or retirement; (ii) 6 months after the date that the option holder ceases to be an Eligible Person by reason of such person’s death or disability; or (iii) immediately upon the option holder’s termination of employment or service as a director for cause.

Transferability; Dividend and Voting Rights; Withholding

      The terms of the Plan provide that ISOs are not transferable other than by will or the laws of descent and distribution. NSOs may not be transferred other than by will, the laws of descent and distribution, or, at the discretion of the Committee, by direct gift to a family member or gift to a family trust or family partnership. Holders of ISOs or NSOs shall have no dividend rights or voting rights until the options have been exercised.

      The Plan provides that recipients of options pay all required local, state and federal withholding taxes associated with the exercise of such options in cash unless the Committee, in its discretion, permits the option holder to pay such withholding liability by surrendering common shares already owned, or by withholding common shares issued pursuant to the option being exercised.

Change in Control

      In the event of a hostile change in control of the Company or a liquidation or dissolution of the Company, on the effective date of such change in control, all options shall become fully exercisable.

      For purposes of the Plan, a hostile change of control of the Company shall have occurred:

1.	Any person, in a transaction which is not approved by 2/3 of the then current Board of Directors, directly or indirectly acquires or otherwise becomes entitled to vote more than (a) 50% of the voting power of all classes of Company stock; or (b) 50% of the outstanding shares of stock; or

2.	The stockholders approve any merger or consolidation of the Company, or any sale, lease or exchange of all or any substantial part of the consolidated assets of the Company and its subsidiaries to any other person in which the Company is not the continuing or surviving entity.

Non-Compete

      The Company, in its discretion, may as a condition to the grant of an option, require that the participant enter in a covenant not to compete, a non-disclosure agreement or a confidential information agreement with the Company and its subsidiaries, upon terms and conditions specified by the Company.

Certain Federal Income Tax Consequences

      The following summary generally describes the principal federal (and not state and local) income tax consequences of awards granted under the Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

      The discussion of federal income tax consequences set forth below is included for informational purposes only. The discussion is based on currently existing provisions of the code, existing or proposed treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change, and any such change could affect the continuing validity of this discussion. Each participant in the plan should consult his or her tax advisor regarding specific tax consequences including the application and effect of state and local tax laws.

      Incentive Stock Options. ISOs granted under the Plan are intended to qualify as incentive stock options under Section 422 of the Code. Pursuant to Section 422, the grant and exercise of an ISO generally will not result in taxable income to the option holder (with the possible exception of alternative minimum tax liability and with the exception that the option holder will be subject to FICA upon exercise of an ISO) if the option holder does not dispose of common shares received upon exercise of such option within one year after the date of exercise and two years after the date of grant (either type of disposition hereinafter referred to as a “Disqualifying Disposition”), and if the option holder has continuously been an Eligible Person from the date of grant to three months before the date of exercise (or 6 months in the event of death or disability) (hereinafter referred to as the “Employment Requirement”). The Company will not be entitled to a deduction for income tax purposes in connection with the grant or exercise of an ISO. Additionally, the Company will not be entitled to a deduction at the time common shares acquired pursuant to an ISO are disposed of, provided that the option holder has satisfied the Employment Requirement and the disposition is not a Disqualifying Disposition.

      Disposition of common shares acquired pursuant to an ISO, except in the case of a Disqualifying Disposition, will result in long-term capital gain or loss taxation of the option holder on the difference between the amount realized upon disposition and the option price. An option holder who, in a Disqualifying Disposition, disposes of common shares acquired pursuant to an ISO, will be required to notify the Company and will immediately recognize the gain on the disposition as ordinary income. In the event of a Disqualifying Disposition, the Company will be entitled to a deduction in the amount of income recognized by the option holder.

      Pursuant to the Code and the terms of the Plan, the Committee will designate all options granted under the Plan as either ISOs or NSOs. To the extent that the fair market value of the Company’s Common Stock (determined at the time an option is granted) with respect to which all ISOs are exercisable for the first time by any individual during any calendar year exceeds $100,000, such option shall be treated for all purposes under the Plan as an NSO.

      Non-Qualified Stock Options. For NSOs, or ISOs which have converted to NSOs for any reason, the difference between the market value of the Company’s Common Stock on the date of exercise and the option price will constitute taxable ordinary income to the option holder on the date of exercise. The Company will be entitled to a deduction in the same year in an amount equal to the income taxable to the option holder. The option holder’s basis in shares of the Company’s Common Stock acquired upon exercise of an option will equal the option price plus the amount of income taxable at the time of exercise. Any subsequent disposition of such the Company’s Common Stock by the option holder will be taxed as a capital gain or loss to the option holder, and will be long-term capital gain or loss if the option holder has held such Company Common Stock for more than one year at the time of sale.

      Pursuant to the terms of the Plan, the Committee will require any recipient of common shares upon the exercise of an NSO to pay the Company, in cash, by surrendering common shares already owned, by withholding common shares issued pursuant to the option being exercised, by obtaining a broker-dealer loan or in such other form as the Committee may determine in its discretion, the amount of any tax or other amount required by any governmental authority to be withheld and paid by the Company to such authority for the account of such recipient.

Performance-Based Compensation — Section 162(m) Requirement

      The Plan is intended to preserve the Company’s tax deduction for certain awards made under the Plan by complying with the terms of Section 162(m) of the Code and regulations relating thereto.

The Board of Directors recommends a vote FOR approval of the Meadowbrook Insurance Group, Inc. 2002 Stock Option Plan.

OTHER MATTERS

      The Company is not aware of any matter that may be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.

Dated: April 12, 2002

APPENDIX A

MEADOWBROOK INSURANCE GROUP, INC.

2002 STOCK OPTION PLAN

      1. Purpose; Effectiveness of the Plan

      (a) The purpose of this Plan is to advance the interests of the Company and its shareholders by helping the Company and its Subsidiaries attract and retain the services of employees, officers and directors, upon whose judgment, initiative and efforts the Company is substantially dependent, and to provide those persons with further incentives to advance the interests of the Company. The Plan is also established with the objective of encouraging Stock ownership by such employees, officers and directors and aligning their interests with those of shareholders.

      (b) This Plan will become effective on the date of its adoption by the Board, provided the Plan is approved by the shareholders of the Company (excluding holders of shares of Option Stock issued by the Company under this Plan) within twelve months after that date. If the Plan is not approved by the shareholders of the Company, any Options granted under this Plan will be rescinded and void. This Plan will remain in effect until it is terminated by the Board under Section 10 hereof, except that no Incentive Stock Option will be granted after the tenth anniversary of the date of this Plan’s adoption by the Board.

      2. Definitions. Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan, and of any Stock Option Agreements entered into pursuant to this Plan:

(a) “10% Shareholder” means a person who owns, either directly or indirectly by virtue of the ownership attribution provisions set forth in Section 424(d) of the Code at the time he or she is granted an Option, Stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of Stock of the Company and/or of its Subsidiaries.

(b) “1933 Act” means the federal Securities Act of 1933, as amended.

(c) “1934 Act” means the federal Securities Exchange Act of 1934, as amended.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means (i) the Participant’s material breach of an employment agreement, if any, between the Participant and the Company or one of its Subsidiaries, (ii) the Participant’s breach of a Confidential Information Agreement between the Participant and the Company or one of its Subsidiaries, (iii) the breach of any non-disclosure or non-compete agreement between the Participant and the Company or one of its Subsidiaries, or (iv) the Participant engages in illegal conduct or misconduct which materially and demonstrably injures the Company. For purposes of determining whether “Cause” exists, no act or failure to act, on the Participant’s part shall be considered “willful,” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief by the Participant that his action or omission was in the best interests of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of this Plan’s adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise).

(g) “Committee” means the Compensation Committee of the Company’s Board of Directors provided that the Compensation Committee is comprised solely of Non-Employee Directors. In the alternative, the Board of Directors may, in its discretion, choose to act as the Committee for the Plan.

(h) “Company” means Meadowbrook Insurance Group, Inc., a Michigan corporation and its successor or successors.

(i) “Confidential Information Agreement” means a written agreement between the Company or one of its Subsidiaries and the Eligible Person establishing the duty of the Eligible Person not to disclose information that is proprietary to the Company or one of its Subsidiaries and establishing the sanctions applicable in the event the Eligible Person breaches the Agreement.

(j) “Disability” has the same meaning as “permanent and total disability,” as defined in Section 22(e)(3) of the Code.

(k) “Disqualifying Disposition” means a disposition, as defined in Section 424(c)(1) of the Code, of Option Stock acquired pursuant to an ISO, which occurs either:

(i)	within two years after the underlying Option is granted; or

(ii)	within one year after the underlying Option is exercised.

Under Section 424(c)(1) of the Code, the term “disposition” includes a sale, exchange, gift, or a transfer of legal title, but does not include (A) a transfer from a decedent to an estate or a transfer by bequest or inheritance, (B) an exchange to which Section 354, 355, 356, or 1036 (or so much of Section 1031 as relates to Section 1036) applies, or (C) a mere pledge or hypothecation.

(l) “Eligible Persons” means persons who, at a particular time, are employees, officers or members of the Board of Directors of the Company or its Subsidiaries. With respect to ISOs only, this definition does not include persons who have been on leave of absence for greater than 90 days, unless re-employment is guaranteed by law or contract.

(m) “Fair Market Value” means, with respect to Option Stock and as of the date in question, the market price per share of such Stock determined by the Committee, consistent with the requirements of Section 422 of the Code and to the extent consistent therewith:

(i) if the Stock was principally traded on an exchange or market in which prices are reported on a bid and asked basis, the average of the mean between the bid and asked price for the Stock at the close of trading for the 10 consecutive trading days immediately preceding the date in question;

(ii) if the Stock was principally listed on a national securities exchange, the average of the closing prices of the Stock on the composite tape for the 10 consecutive trading days immediately preceding the date in question; or

(iii) if neither of the foregoing provisions is applicable, then the Committee shall determine Fair Market Value in good faith on such basis as it deems appropriate; in the case of ISOs, “good faith” shall be determined in accordance with Section 422 of the Code.

(n) “Hostile Change in Control” means the occurrence of either of the following events that is not approved by two-thirds of the members of the Board of Directors in office immediately prior to the event(s):

1.	Any person (as such term is used in Section 13 of the Securities Exchange Act of 1934 and the rules and regulations thereunder and including any Affiliate or Associate of such person, as defined in Rule 12b-2 under said Act, and any person acting in concert with such person) directly or indirectly acquires or otherwise becomes entitled to vote more than

A)	50% of the voting power of all classes of company stock or

B)	50% of the outstanding shares of stock; or

2.	The stockholders approve any merger or consolidation of the Company, or any sale, lease or exchange of all or any substantial part of the consolidated assets of the Company and its subsidiaries to any other person in which the Company is not the continuing or surviving corporation.

(o) “ISO” or “Incentive Stock Option” means an Option, which is subject to certain holding requirements and tax benefits, and which qualifies as an “incentive stock option,” as defined in Section 422 of the Code.

(p) “Non-Employee Director” means a director who:

(i) is not currently an officer of the Company or its Subsidiaries, or otherwise currently employed by the Company or its Subsidiaries;

(ii) does not receive compensation, either directly or indirectly, from the Company or its Subsidiaries, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required in the Company’s proxy statement;

(iii) does not possess an interest in any other transaction for which disclosure would be required in the Company’s proxy statement; and

(iv) is not engaged in a business relationship for which disclosure would be required in the Company’s proxy statement.

(q) “NSO” means any Option granted under this Plan whether designated by the Committee as a “non-qualified stock option,” a “non-statutory stock option” or otherwise, other than an Option designated by the Committee as an ISO. The term “NSO” also includes any Option designated by the Committee as an ISO but which, for any reason, fails to qualify as an ISO pursuant to Section 422 of the Code and the rules and regulations thereunder.

(r) “Option” means a right granted pursuant to this Plan entitling the Participant to acquire shares of Stock issued by the Company.

(s) “Option Agreement” means an agreement between the Company and an Eligible Person to evidence the terms and conditions of the issuance of Options hereunder.

(t) “Option Price” with respect to any particular Option means the exercise price at which the Participant may acquire each share of the Option Stock called for under such Option.

(u) “Option Stock” means Stock issued or issuable by the Company pursuant to the valid exercise of an Option.

(v) “Participant” means an Eligible Person to whom an Option is granted hereunder, and any transferee of such Option received pursuant to a Transfer authorized under this Plan.

(w) “Plan” means this Meadowbrook Insurance Group, Inc. 2002 Stock Option Plan.

(x) “Stock” means shares of the Company’s common stock.

(y) “Subsidiary” has the same meaning as “Subsidiary Corporation” as defined in Section 424(f) of the Code.

(z) “Tax Withholding Liability” means all federal and state income taxes, social security tax, medicare tax and any other taxes applicable to the income arising from a transaction involving Options required by applicable law to be withheld by the Company. The Committee shall retain the discretion to determine the amount of Tax Withholding Liability.

(aa) “Transfer,” with respect to Option Stock, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Stock, including without limitation an assignment for the benefit of creditors of the Participant, a transfer by operation of law, such as a transfer by will or under the laws of descent and distribution, an execution of judgment against the Option Stock or the acquisition of record or beneficial ownership thereof by a lender or creditor, a transfer pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse (except for estate planning purposes) under which a part or all of the shares of

Option Stock are transferred or awarded to the spouse of the Participant or are required to be sold, or a transfer resulting from the filing by the Participant of a petition for relief, or the filing of an involuntary petition against such Participant, under the bankruptcy laws of the United States or of any other nation.

      3. Eligibility. Options may be granted under this Plan only to persons who are Eligible Persons as of the time of such grant. In the case of ISOs, only Eligible Persons who are employees or officers of the Company or one of its Subsidiaries shall be eligible to receive a grant of ISOs.

      4. Administration.

      (a) Administration by the Committee. The Committee, subject to the direction of the Board, will administer this Plan, but may delegate such powers or duties to employees of the Company or its Subsidiaries, as it deems appropriate. The Board may take any action under this Plan that the Committee could otherwise take.

      (b) Authority and Discretion of Committee. The Committee will have full and final authority in its discretion, at any time subject only to the express terms, conditions and other provisions of the Company’s articles of incorporation, bylaws and this Plan, and the specific limitations on such discretion set forth herein:

(i) to select and approve the persons to whom Options will be granted under this Plan from among the Eligible Persons, including the number of Options and the amount of Option Stock available for purchase under such Options so granted to each person;

(ii) to determine the period or periods of time during which Options may be exercised or become exercisable, the Option Price and the duration of such Options, the date on which Options are granted, and other matters to be determined by the Committee in connection with specific Option grants and Option Agreements as specified under this Plan; and

(iii) to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan.

      (c) Designation of Options. Except as otherwise provided herein, the Committee will designate any Option granted hereunder either as an ISO or as an NSO. To the extent that the Fair Market Value of Stock, determined at the time the Option is granted, with respect to which all ISOs are exercisable for the first time by any individual during any calendar year (pursuant to this Plan and all other plans of the Company and/or its Subsidiaries) exceeds $100,000, such Option will be treated as an NSO.

      (d) Option Agreements. Options will be deemed granted hereunder only upon the execution and delivery of an Option Agreement by the Participant and a duly authorized officer of the Company. Options will not be deemed granted hereunder merely upon the authorization of such grant by the Committee.

      5. Shares Reserved for Options. Subject to Sections 7 and 10 of this Plan, the aggregate number of shares of Option Stock that may be issued and outstanding pursuant to the exercise of Options under this Plan (the “Option Pool”) will not exceed 2,000,000 shares. The maximum number of shares of Option Stock which may be subject to one or more awards to a single Eligible Person shall not exceed 800,000 shares in the aggregate. Shares of Option Stock withheld as payment of an Option Price as described in subsection 6(d) by the Company may be added back into the Option Pool and reissued. Shares of Option Stock that would have been issuable pursuant to Options, but that are no longer issuable because all or part of those Options have terminated or expired may also be added back into the Option Pool to be available for issuance.

      6. Terms of Stock Option Agreements. Each Option granted pursuant to this Plan will be evidenced by an Option Agreement between the Company and the Eligible Person to whom such Option is granted, in form and substance satisfactory to the Committee in its sole discretion, consistent with this Plan. Apart from making copies of this Plan and Option Agreements under this Plan available to the Eligible Person, the Company shall have no obligation to explain the terms and conditions of the Plan or Option Agreements, including, not by way of limitation, the terms of vesting, the available methods for exercising Options and the timing of an Option’s expiration. Without limiting the foregoing, the following terms and conditions will be considered a part of each Option Agreement (unless otherwise stated therein):

(a) Covenants of Participant. Nothing contained in this Plan, any Option Agreement or in any other agreement executed in connection with the granting of an Option under this Plan will confer upon any Participant any right with respect to the continuation of his or her status as an employee, officer or director of the Company or its Subsidiaries.

(b) Option Vesting Periods. Each Option Agreement will specify the period or periods of time within which each Option or portion thereof will first become exercisable (the “Option Vesting Period”). Unless otherwise indicated in an Option Agreement, all Options shall become vested and exercisable upon the effective date of a Hostile Change in Control of the Company.

(c) Exercise of the Option.

(i) Mechanics and Notice. Options may be exercised to the extent exercisable by giving written notice to the Company specifying the number of Options to be exercised, the date of the grant of the Option or Options to be exercised, the Option Price, the desired effective date of the exercise, the number of full shares of Option Stock to be retained by the Participant after exercise, and the method of payment. Once written notice complying with the requirements of this subsection is received, the Committee or its designee shall promptly notify the Participant of the amount of the Option Price and withholding taxes due, if either or both is applicable. Payment of any amounts owing shall be due immediately upon receipt of such notice.

(ii) Withholding Taxes. As a condition to the issuance of shares of Option Stock upon exercise of an Option granted under this Plan, the Participant will pay to the Company in cash, through cashless exercise as described in subsection (d), or in such other form as the Committee may determine in its discretion, the amount of the Company’s Tax Withholding Liability, if any, associated with such exercise. The Committee may prescribe a specific method of payment of such withholding, in its discretion and may disallow such withholding through cashless exercise if it determines that the amount of shares being withheld pursuant to the cashless exercise exceeds the minimum amount of Tax Withholding Liability.

(d) Payment of Option Price. Each Option Agreement will specify the Option Price, with respect to the exercise of Option Stock granted thereunder, which may be stated in terms of a fixed dollar amount, a percentage of Fair Market Value at the time of the grant, or such other method as determined by the Committee in its discretion. In no event will the Option Price for an ISO or NSO granted hereunder be less than the Fair Market Value (or, where an ISO Participant is a 10% Shareholder, one hundred ten percent (110%) of such Fair Market Value) of the Option Stock at the time such ISO or NSO is granted.

(i) The Option Price will be payable to the Company in United States dollars in cash or by certified check or, such other legal consideration as may be approved by the Committee, in its discretion.

(ii) The Committee, in its discretion, may permit a Participant to pay all or a portion of the Option Price and/or Tax Withholding Liability, if applicable, with respect to the exercise of an Option either by surrendering shares of Stock already owned by such Participant or by withholding shares of Option Stock, provided that the Committee determines that the Fair Market Value of such surrendered Stock or withheld Option Stock is equal to the corresponding portion of such Option Price and/or Tax Withholding Liability, as the case may be, to be paid for therewith. The Committee may require the Participant’s attestation of ownership of Stock for at least 6 months in order to permit exercise or payment of Tax Withholding Liability by withholding of Option Stock.

(iii) The Committee, in its discretion may permit a Participant to pay all or a portion of the Option Price and/or Tax Withholding Liability by a broker-dealer to whom the Participant has submitted an exercise notice consisting of a fully endorsed Option.

(iv) In the case of a payment of Option Price and/or Tax Withholding Liability by any means other than cash or certified check, the Participant’s election must be made on or prior to the date of exercise of the Stock Option and must be irrevocable.

(e) Notice of Disqualifying Disposition. In the event of a Disqualifying Disposition, the Participant will promptly give written notice to the Company of such disposition including information regarding the number of shares involved, the exercise price of the underlying Option through which the shares were acquired and the date of the Disqualifying Disposition.

(f) Termination of the Option. Except as otherwise provided herein, each Option Agreement will specify the period of time, to be determined by the Committee in its discretion, during which the Option granted therein will be exercisable, not to exceed ten years from the date of grant (the “Option Period”); provided that the Option Period will not exceed five years from the date of grant in the case of an ISO granted to a 10% Shareholder.

(i) Timing of Termination. To the extent not previously exercised, each Option will terminate upon the expiration of the Option Period specified in the Option Agreement; provided, however, that, subject to the discretion of the Committee, each Option will terminate, if earlier: (a) thirty days after the date that the Participant ceases to be an Eligible Person for any reason other than Cause, death or Disability; (b) immediately upon the Participant’s termination of employment for Cause; (c) 6 months after the date that the Participant ceases to be an Eligible Person by reason of such person’s death or Disability.

(ii) Effect of Hostile Change in Control. Notwithstanding any other provision of this Plan, each Option will become fully exercisable upon the effective date of a Hostile Change in Control of the Company or a liquidation or dissolution of the Company.

(g) Transferability of Options. ISOs will be subject to Transfer by the Participant only by will or the laws of descent and distribution. NSOs will be subject to Transfer by the Participant only by will or the laws of descent and distribution or, at the discretion of the Committee, by direct gift to a family member, or gift to a family trust or family partnership. The terms “family member,” “family trust” and “family partnership” shall have meanings consistent with Section 704 of the Code. Options will be exercisable only by the Participant during his or her lifetime, or, with respect to an NSO, by any of the recipients of the Transfers specifically permitted by this subsection (g).

(h) Compliance with Law. Notwithstanding any other provision of this Plan, Options may be granted pursuant to this Plan, and Option Stock may be issued pursuant to the exercise thereof by a Participant, only after there has been compliance with all applicable federal and state tax and securities laws. The right to exercise an Option will be further subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration or qualification of the shares of Option Stock called for by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of or in connection with the granting of such Option or the purchase of shares of Option Stock, the Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval is effected or obtained free of any conditions not acceptable to the Committee, in its discretion.

(i) Stock Certificates. Certificates representing the Option Stock issued pursuant to the exercise of Options will bear all legends required by law and necessary to effectuate this Plan’s provisions. The Company may place a “stop transfer” order against shares of the Option Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this subsection (i) have been complied with.

(j) Non-Compete. The Committee, in its discretion, may, as a condition to the grant of an Option, require that the Participant enter into a covenant not to compete, a non-disclosure agreement or a Confidential Information Agreement with the Company and its Subsidiaries, which shall become effective on the date of termination of employment of the Participant with the Company, or any other date the Committee designates, and which shall contain such terms and conditions as the Committee specifies.

(k) Other Provisions. The Option Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Option Stock issued upon exercise of any Options granted hereunder, not inconsistent with this Plan, as may be determined by the Committee in its sole discretion.

      7. Adjustments Upon Changes in Stock. In the event of any change in the outstanding Stock of the Company as a result of a merger, reorganization, stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made:

(a) in the aggregate number of shares of Option Stock in the Option Pool;

(b) in the Option Price and the number of shares of Option Stock that may be purchased pursuant to an outstanding Option granted hereunder;

(c) in the exercise price of any rights of repurchase or of first refusal under this Plan; and

(d) with respect to other rights and matters determined on a per share basis under this Plan or any associated Option Agreement.

Any such adjustments will be made only by the Committee, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan and all Options then outstanding. No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of its Stock.

      8. Proceeds from Sale of Option Stock. Cash proceeds from the sale of shares of Option Stock issued from time to time upon the exercise of Options granted pursuant to this Plan will be added to the general funds of the Company and as such will be used from time to time for general corporate purposes.

      9. Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of this Plan, the Committee may modify, extend or renew outstanding Options granted under this Plan, but in no event may the Committee change the Option Price as stated in the Option Agreement, if expressed as a fixed dollar amount, or the manner in which the Option Price is to be calculated as stated in the Option Agreement, if expressed as a percentage of Fair Market Value at the time of the grant or otherwise. Notwithstanding the foregoing, no modification of any Option will, without the consent of the holder of the Option, alter or impair any rights or obligations under any Option previously granted under this Plan.

      10. Amendment and Discontinuance. The Committee may amend, and the Board may suspend or discontinue, this Plan at any time, provided that:

(a) No such action may, without the approval of the shareholders of the Company, increase the maximum total number of shares of Option Stock that may be granted to an individual over the term of this Plan, or materially increase (other than by reason of an adjustment pursuant to Section 7 hereof) the aggregate number of shares of Option Stock in the Option Pool that may be granted pursuant to this Plan;

(b) No action of the Committee will cause ISOs granted under this Plan not to comply with Section 422 of the Code unless the Committee specifically declares such action to be made for that purpose;

(c) No action of the Committee shall alter or impair any Option previously granted under this Plan without the consent of such affected Participant.

      11. Plan Binding upon Successors. This Plan shall be binding upon and inure to the benefit of the Company, its Subsidiaries, and their respective successors and assigns, and Eligible Persons and their respective assigns, personal representatives, heirs, legatees and beneficiaries.

      12. Compliance with Rule 16b-3. With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to be exempt from short-swing profit liability. To the extent that any transaction made pursuant to the Plan may give rise to short-swing profit liability, the Committee may deem such transaction to be null and void, to the extent permitted by law and deemed advisable by the Committee.

      13. Notices. Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Company:

(a) On the date it is personally delivered to the Secretary of the Company at its principal executive offices; or

(b) Three business days after it is sent by registered or certified mail; postage prepaid, addressed to the Secretary at such offices.

and to a Participant:

(c) On the date it is personally delivered to him or her; or

(d) Three business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Company.

      14. Governing Law. This Plan will be governed by, and construed in accordance with, the laws of the State of Michigan, without regard to its conflict of laws provisions.

      15. Copies of Plan. A copy of this Plan will be delivered to each Participant at or before the time he or she executes an Option Agreement.

Date Plan Approved by Shareholders:

PROXY

MEADOWBROOK INSURANCE GROUP, INC.

Proxy for 2002 Annual Meeting of Stockholders
To be held May 1, 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
MEADOWBROOK INSURANCE GROUP, INC

The undersigned stockholder of MEADOWBROOK INSURANCE GROUP, INC. (the “Company”) hereby appoints ROBERT S. CUBBIN, JOSEPH C. HENRY AND MICHAEL G. COSTELLO, jointly and severally, the attorney and proxies of the undersigned stockholder, with the full power of substitution, to vote all of the shares of common stock of the Company standing in the name of the undersigned stockholder at the close of business on March 22, 2002, at the 2002 Annual Meeting (the “Annual Meeting”) of the stockholders of the Company to be held on Wednesday, May 1, 2002, and at any adjournments thereof, with all the powers the undersigned stockholder would possess if then, and there present.

The undersigned stockholder acknowledges receipt of the Notice of the 2002 Annual Meeting and Proxy Statement, both dated April 12, 2002.

SEE REVERSE SIDE

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PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE	6674

If no choice is specified, this Proxy will be voted FOR the election of the nominees listed and FOR the ratification of the appointment of PricewaterhouseCoopers LLP, as the Company’s Independent accountants for the year ending 2002 and FOR the articles of Incorporation amendment to increase the number of shares of common stock to 50,000,000 and for the approval of the Meadowbrook Insurance Group, Inc. 2002 Stock Option Plan.

		FOR	WITHHELD				FOR	AGAINST	ABSTAIN
1.	Election of Directors			Election of Directors. Nominees: Robert H. Naftaly Robert W. Sturgis Bruce E. Thal	2.	Ratification of Appointment of Independent Accountants (Please mark one)

For, except vote withheld from the following nominee(s):					3.	Article of Incorporation Amendment to increase the number of authorized shares of common stock to 50,000,000 (Please mark one)

					4.	Approval of the Meadowbrook Insurance Group, Inc. 2002 Stock Option Plan (Please mark one)

						PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

						Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

						SIGNATURE(S)		DATE

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